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                            NATIONAL RE CORPORATION
                              777 LONG RIDGE ROAD
                               STAMFORD, CT 06904
                                 (203) 329-7700

                                                                 August 29, 1996

Dear Stockholder:

     Enclosed for your consideration is a copy of the Form of Election/Letter of Transmittal and the Internal Revenue Service's Guidelines for Certification of Taxpayer Identification Number in connection with the merger (the 'Merger') of National Re Corporation, a Delaware corporation ('National Re'), with and into N Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of General Re Corporation, a Delaware corporation ('General Re') pursuant to which you may elect to receive the Stock Consideration (as defined below) or the Cash Consideration (as defined below). Also enclosed is a return envelope addressed to American Stock Transfer & Trust Company, the Exchange Agent, for you to return the Form of Election/Letter of Transmittal.

     As described in the Proxy Statement/Prospectus, dated August 27, 1996 (the 'Proxy Statement/Prospectus'), which was distributed under separate cover, in connection with the Merger, each share of the common stock, no par value per share, of National Re ('National Re Common Stock' or the 'Shares') will be converted into the right to receive, at the election of the record holder thereof, (i) $53 in shares of common stock, par value $.50 per share, of General Re (the 'General Re Common Stock'), together with the attached preferred share purchase rights (the 'Stock Consideration'); provided that General Re will not issue more than .39259 nor less than .32121 shares of General Re Common Stock per share of National Re Common Stock or (ii) $53 in cash, without interest thereon (the 'Cash Consideration'). Such elections are subject to (i) the terms, conditions and limitations described in the Proxy Statement/Prospectus, (ii) the terms of the Agreement and Plan of Merger, dated as of July 1, 1996 (the 'Merger Agreement'), attached as Annex I to the Proxy Statement/Prospectus and (iii) the instructions set forth in the Form of Election/Letter of Transmittal enclosed herewith.

     ALTHOUGH THERE CAN BE NO ASSURANCE THAT A HOLDER OF SHARES OF NATIONAL RE
COMMON STOCK WHO DESIRES TO RECEIVE THE CASH CONSIDERATION WILL RECEIVE SUCH
CONSIDERATION AS TO ALL OF HIS OR HER SHARES, A HOLDER OF SHARES OF NATIONAL RE
COMMON STOCK HAVING A PREFERENCE FOR THE CASH CONSIDERATION SHOULD MAKE A CASH
ELECTION BECAUSE SHARES AS TO WHICH AN ELECTION HAS NOT BEEN MADE WILL RECEIVE
THE STOCK CONSIDERATION IN THE MERGER. NONE OF GENERAL RE, NATIONAL RE, THE
NATIONAL RE BOARD OF DIRECTORS OR THE GENERAL RE BOARD OF DIRECTORS MAKES ANY
RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD ELECT TO RECEIVE THE CASH
CONSIDERATION OR THE STOCK CONSIDERATION IN THE MERGER. EACH STOCKHOLDER MUST
MAKE HIS OR HER OWN DECISION WITH RESPECT TO SUCH ELECTION. IF A STOCKHOLDER
MAKES NO ELECTION, HE OR SHE WILL RECEIVE THE STOCK CONSIDERATION IN THE MERGER
AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS.
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           THE DEADLINE BY WHICH YOU MUST SUBMIT YOUR ELECTION TO AMERICAN STOCK TRANSFER & TRUST COMPANY, THE EXCHANGE
           AGENT, IS 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 30, 1996, UNLESS EXTENDED.


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     Your prompt cooperation will be greatly appreciated.

                                         Very truly yours,
                                         Anne M. Quinn
                                         Secretary